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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Annuity Board Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code): 2401 Cedar Springs Road, Dallas, Texas 75201-1407

Telephone Number (including area code):  (214)-720-1171

Name and address of agent for service of process: Rodney R. Miller, Esq., Secretary, 2401 Cedar Springs Road, Dallas, Texas 75201-1401

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES |X| NO |_|

                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and the State of Texas on the 9th day of January, 2001.

                                          Annuity Board Funds Trust
                                          -----------------------
                                          (Name of Registrant)

                                       By:   /s/ O.S. Hawkins
                                             ----------------------------
                                             O. S. Hawkins
                                             President

      Attest:    /s/ Rodney R. Miller
                 ---------------------------
                 Rodney R. Miller
                 Secretary